Exhibit 23.14

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2011, with respect to the consolidated financial statements of LDH Energy Asset Holdings LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in Exhibit 99.7 of Regency Energy Partners LP’s Annual Report on Form 10-K dated March 1, 2013, and incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Energy Transfer Equity, L.P. for the registration of debt securities.

/s/ Ernst & Young LLP

Hartford, Connecticut

November 13, 2013